Exhibit 99.1

We have a history of losses, expect to incur significant expenses and continuing losses for the foreseeable future, and there is substantial doubt about our ability to continue as a going concern.

We incurred net losses of $966.3 million, $812.7 million and $481.2 million for the year ended December 31, 2023 and for the nine months ended September 30, 2023 and 2024, respectively, and have an accumulated deficit of approximately $3.6 billion from the inception of Nikola Corporation, a Delaware corporation, prior to the merger with VectoIQ, or Legacy Nikola, through September 30, 2024. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin to generate significant margin from our trucks, which may not happen. We have determined under our ASC 205-40 analysis, there is substantial doubt that we will have sufficient funds to satisfy our obligations through the next twelve months from the date of issuance of this Quarterly Report on Form 10-Q. We currently estimate that our existing financial resources are only adequate to fund our forecasted operating costs and meet our obligations into, but not through, the first quarter of 2025. We have taken steps to reduce our cash requirements in an effort to extend our cash runway. Our efforts in this regard are ongoing but may not be sufficient, particularly without additional capital. In addition, these activities may harm our business.

Our ability to continue as a going concern is dependent on our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from the ordinary course of business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify or terminate our operations and our planned business activities. See “We need to raise additional capital to continue as a going concern, which capital may not be available to us when we need it. If we cannot raise additional capital when needed, our operations and prospects will be negatively affected.”

We intend to employ various strategies to obtain the required funding for future operations, including continuing to access capital through the Equity Distribution Agreement. However, the ability to access the Equity Distribution Agreement is dependent on our common stock trading volumes, and the market price of our common stock which cannot be assured and as a result cannot be included as a source of liquidity for our ASC 205-40 analysis.

Assuming we secure sufficient capital to fund our operations, our potential future profitability is dependent upon the successful development and successful commercial introduction and acceptance of our trucks and our hydrogen solution platform, which may not occur.

We expect the rate at which we will incur losses to be high in future periods as we:

•	continue to validate and manufacture our trucks;

•	manufacture an available inventory of our FCEV trucks;

•	develop and deploy our hydrogen fueling solutions;

•	continue to equip and tool our manufacturing plant in Arizona;

•	build up inventories of materials and components for our trucks;

•	service trucks subject to the recall campaign;

•	expand our design, development, maintenance and repair capabilities;

•	continue our sales and marketing activities;

•	develop our distribution infrastructure; and

•	continue our general and administrative functions to support our operations.

Because we incur the costs and expenses from these efforts and other efforts before we receive any incremental revenue with respect thereto, if any, our losses in future periods will be significant. In addition, these efforts have and may continue to be more expensive than we currently anticipate and these efforts may not result in sufficient revenue if customers do not purchase or lease our trucks in sufficient volume, which would further increase our losses.

We need to raise additional capital to continue as a going concern, which capital may not be available to us when we need it. If we cannot raise additional capital when needed, our operations and prospects will be negatively affected.

Our business is capital-intensive. We currently estimate that our existing financial resources are only adequate to fund our forecasted operating costs and meet our obligations into, but not through, the first quarter of 2025. As a result, we need to raise additional capital in the short- and long-term to operate our business, scale or continue our manufacturing and continue to roll out our hydrogen fueling solutions, among other activities. We have and may continue to raise additional funds through the issuance of equity, equity-linked or debt securities, strategic partnerships, licensing arrangements, or through obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, introduce new vehicles, build hydrogen fueling solutions and undertake other business activities. Additional funds may not be available to us on a timely basis, in the amounts needed, on reasonable terms, or terms favorable to us, or at all. If we raise capital by issuing equity or equity-linked securities, significant dilution to our stockholders could result. Any equity or equity-linked securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations and may require us to pledge certain assets. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. In addition, sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, including pursuant to the Equity Distribution Agreement, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

Further, the doubt regarding our ability to continue as a going concern has and continues to adversely affect our ability to obtain new financing on reasonable terms or at all. If we cannot raise additional capital when we need it, we may have to significantly reduce our spending, delay, scale back or cancel some or all of our planned business activities or operations, sell assets, or substantially change our corporate structure, and we may not have sufficient resources to conduct our business as planned or at all. For example, in October and December 2024, we reduced our workforce in order to better align our staffing with our current needs. However, these reductions in force may result in unintended consequences and costs, such as loss of institutional knowledge, decreased morale, an adverse impact on our reputation and challenges in attracting new talent as well as retaining experienced employees in the future. If we cannot raise sufficient capital when needed, we may be forced to further curtail or to discontinue our operations, which would materially and adversely affect our financial condition, results of operations, business, and prospects, and may result in a loss of your investment.